EXHIBIT 10.1

THIS CONFIDENTIAL OFFER TO PURCHASE HAS BEEN PREPARED FOR DISTRIBUTION TO A LIMITED NUMBER OF PERSONS (EACH A “HOLDER”) WHO ARE ACCREDITED INVESTORS AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) TO ASSIST THEM IN EVALUATING A PROPOSED INVESTMENT IN THE SECURITIES DESCRIBED HEREIN. THIS DOCUMENT CONSTITUTES AN OFFER ONLY TO THE PERSON TO WHOM IT IS DELIVERED BY THE COMPANY (AS DEFINED BELOW). TENDERED SECURITIES WILL BE ACCEPTED ONLY FROM PERSONS DEEMED ELIGIBLE UNDER THE CRITERIA SET FORTH IN THIS DOCUMENT.

THE SECURITIES BEING OFFERED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT OR APPLICABLE STATE BLUE SKY OR SECURITIES LAWS AND ARE OFFERED UNDER AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH LAWS. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH LAWS. INCLUDING THE REGISTRATION REQUIREMENTS THEREOF OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

THIS OFFER TO PURCHASE HAS NOT BEEN REVIEWED BY, AND THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY, ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, INCLUDING SECURITIES COMMISSIONS AND SIMILAR REGULATORY AUTHORITIES IN CANADA. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE AND AN OFFENCE UNDER APPLICABLE CANADIAN SECURITIES LAWS.

HOLDERS ARE ADVISED TO CONSULT WITH THEIR INDEPENDENT TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THIS OFFER TO PURCHASE. THE COMPANY IS PROVIDING NO REPRESENTATION, WARRANTY OR ASSURANCE REGARDING THE ULTIMATE TAX TREATMENT OF THIS OFFER TO PURCHASE.

THE SECURITIES BEING OFFERED HEREUNDER INVOLVE A VERY HIGH DEGREE OF RISK AND SHOULD BE ACQUIRED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

OFFER TO PURCHASE CONVERTIBLE DEBENTURES AND WARRANTS

OF

INDUS HOLDING COMPANY

AND

WARRANTS

OF

LOWELL FARMS INC.

September 17, 2023

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The Offer and withdrawal rights will expire at 11:59 pm Eastern Time, on October 13, 2023, unless the Offer (as defined below) is extended.

Lowell Farms Inc., a British Columbia corporation (the “Company”), is offering to purchase up to 100% of the $22,157,416.95 in outstanding Senior Secured Convertible Debentures (the “Debentures”) of Indus Holding Company, a Delaware corporation (“Indus”) and a majority owned subsidiary of the Company, together with associated warrants for the purchase of (a) 10,727,483 Subordinate Voting Shares (the “Subordinate Voting Shares”) of the Company (the “Company Warrants”), and (b) if applicable, 4,324,845 Class D Common Shares (the “Class D Common Shares”) of Indus (the “Indus Warrants”). Each Holder who properly tenders such Holder’s Debentures together with the associated Company Warrants and, if applicable, Indus Warrants (collectively, the “Tendered Securities”) to the Company and executes all required documentation, including the exchange agreement attached hereto as Exhibit A (the “Exchange Agreement”), the consent agreement attached hereto as Exhibit B (the “Consent Agreement”), the standstill agreement attached hereto as Exhibit C (the “Standstill Agreement” which, along with the Exchange Agreement and the Consent Agreement will only become effective upon the Company conducting a Closing (as defined below)) and the operating agreement of Brandco (as defined below) attached hereto as Exhibit D (the “Brandco Operating Agreement” and, together with the Exchange Agreement, the Consent Agreement, the Standstill Agreement and this Offer to Purchase, the “Offer”), will, upon the terms and subject to the conditions of the Offer, receive as consideration for the Tendered Securities such Holder’s Pro Rata Share of (i) 6,849,572 newly issued Subordinate Voting Shares (the “Company Share Consideration”) and (ii) 100% of the membership interests in a newly formed a Delaware limited liability company, currently contemplated to be named LF Brandco, LLC (“Brandco”) (such membership interests the “Brandco Equity Consideration” and, together with the Company Share Consideration, the “Aggregate Consideration”). As used herein, a Holder’s “Pro Rata Share” means the percentage of the total principal amount of all outstanding Debentures represented by the principal amount of the Debentures tendered by such Holder. It is a condition to the acceptance of the Offer by a Holder that such Holder tender or cause to be tendered all, and not less than all, Debentures, Company Warrants and Indus Warrants (collectively, “Securities”) held by such Holder and such Holder’s affiliates.

Brandco was organized for the purpose of implementing the Offer and is wholly owned by the Company as of the date of this Offer. At the Initial Closing (as defined below) of the Offer, the trademarks, logos and additional identifying marks related to the Company’s “Lowell Herb Co.” and “Lowell Smokes” brands, as well as the use of the designation “35s” in connection with such trademarks and tradenames, will be assigned to Brandco. Brandco will license such intellectual property to the Company on an exclusive basis in the State of California for a 5-year license term with up to three 5-year extensions (the “California License Agreement”). In addition, the domain names related to such brands and the Company’s existing license agreements covering such brands outside the State of California will be assigned to Brandco. The Company and Brandco have agreed to use commercially reasonable efforts to transfer the Company’s social media accounts relating to such brands to Brandco, subject to compliance with user agreements and applicable law.

The Offer is conditioned upon a minimum of 50.1% of the Debentures, 50.1% of the Company Warrants and 50.1% of the Indus Warrants being tendered for exchange.

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If you wish to accept the Offer, we must receive your completed documents no later than 11:59 p.m. Eastern time on October 13, 2023. The Company may in its sole discretion elect, at any time on or after October 2, 2023, upon 50.1% of the Debentures, 50.1% of the Company Warrants and 50.1% of the Indus Warrants being tendered for purchase, to conduct an interim closing of the Offer. In the event that the Company determines to conduct an interim closing of the Offer, it will provide tendering Holders with two (2) business days’ notice that they will no longer have withdrawal rights upon the completion of such closing. The Company will conduct a final closing of the Offer for any Debentures, Company Warrants, or Indus Warrants not previously purchased promptly after the Expiration Date. The first closing of the Offer is sometimes referred to herein as the “Initial Closing” and each closing of the Offer is referred to herein as a “Closing”.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this Offer or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In addition, no securities commission or similar securities regulatory authority in Canada has reviewed or in any way passed upon the merits of this Offer and any representation to the contrary is an offense under applicable Canadian securities laws.

If you wish to tender your Debentures and the associated Company Warrants and/or Indus Warrants pursuant to the Offer, please send your completed, dated and signed Exchange Agreement (Exhibit A), Consent Agreement (Exhibit B), Standstill Agreement (Exhibit C), and the Brandco Operating Agreement (Exhibit D) to the Company, by scanning and emailing it to Nicole Sanchez at nicole@lowellfarms.com as soon as possible. Holders are encouraged to carefully review the Offer and all documents referred to herein with their independent legal and tax advisors when making a decision to participate in the Offer.

Terms of the Offer

1.	Offer Period. The Offer will remain open for 18 business days, from September 17, 2023, through 11:59 p.m. Eastern Time on October 13, 2023 (the “Expiration Date”), unless the Offer is extended.
2.

Aggregate Number of Shares to be Purchased. The Company is offering to purchase all $22,157,416.95 in principal amount of the outstanding Debentures, all 10,727,483 outstanding Company Warrants, and all 4,324,845 outstanding Indus Warrants.

3.

Exchange Consideration. Each Holder who accepts the Offer will receive as the purchase price for such Holder’s Tendered Securities such Holder’s Pro Rata Share of the Aggregate Consideration, to be issued promptly after the applicable Closing. For additional information on the details of the exchange consideration, please see the section entitled “Background of the Offer – Terms of the Offer – Holder Consideration” in the Exchange Agreement.

4.

Non-tendering Holders. If a Holder does not elect to tender their Securities for exchange, the Holder will remain a Holder of such Securities. Non-tendering Holders will be subject to the amendments to the Securities effected by the Consent Agreement, as further described herein.

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5.

Exempt Offering. The Company Share Consideration and Brandco Equity Consideration will be issued pursuant to a private placement of securities under Sections 4(a)(2) and/or 4(a)(5) of the Securities Act of 1933, as amended (the “1933 Act”) and/or Rule 506(b) of the 1933 Act and on a basis which is exempt from the prospectus requirements of Canadian securities laws. As such, the Company Share Consideration and Brandco Equity Consideration will be restricted securities. These securities cannot be sold, transferred, assigned, or otherwise disposed of except in compliance with the restrictions on transfer contained in the Exchange Agreement and applicable federal and state securities laws and pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of Canadian securities laws.

6.

Conditions of the Offer. The Offer is conditioned upon a minimum of 50.1% of the Debentures, 50.1% of the Company Warrants and 50.1% of the Indus Warrants being tendered for exchange, execution of the California License Agreement and the release all liens on and security interests in any assets of the Company, Indus or any of their subsidiaries in favor of the Collateral Agent or any Debentureholder.

7.

Reasons for the Offer. In Q4 2022, the Company began discretely canvassing several strategic parties to assess their interest in potentially acquiring all or a portion of the Company. George Allen, then the Company’s non-executive Chairman, and principal of Geronimo Capital, LLC (“Geronimo Capital”), the collateral agent for the Debentures (the “Collateral Agent”), was responsible for soliciting such strategic interest on behalf of the Company. (See Section 8 – Related Party Transaction.) This followed a decision by the Board of Directors of the Company (the “Board”) that the Company not pay its third quarter interest expense on the Debentures (which had been due on September 30, 2022), as part of an effort to preserve cash in order to maintain sufficient liquidity to continue operations. The Debentures will mature on October 13, 2023, at which time an aggregate of $22,157,416.95 in principal, together with accrued and unpaid interest will be due and payable on the Debentures.

Mr. Allen provided an update on such discussions at a meeting of the Board on November 7, 2022. At such meeting, the Board also received a presentation from the Company’s Canadian legal counsel regarding the duties and responsibilities of the Board in the context of a potential transaction, including how to manage potential conflicts, including that certain directors were also Debentureholders (as defined below). The Board then established a special committee of independent directors who were not creditors of the Company (the “Special Committee”)with a mandate to: (a) consider strategic and financial alternatives available to the Company (the “Strategic Alternatives”); (b) consult with management on the use and application of the Company’s cash resources; and (c) negotiate with the Company stakeholders regarding potential amendments of outstanding debt and equity in the context of pursuing any of the Strategic Alternatives. Although Mr. Allen offered to resign from the Board as a result of the potential conflict, given the role he played in various discussions regarding Strategic Alternatives, the Board ultimately concluded that it was in the best interests of the Company for Mr. Allen to remain a member of the Board. Since he was not a member of the Special Committee, he was not involved in the decisions of the Special Committee but was able to support the Company as a member of the Board. The Special Committee subsequently interviewed a number of financial advisors with expertise in the cannabis industry to assist the committee in executing its mandate.

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In the Company’s current report on Form 8-K, filed with the SEC on January 13, 2023, the Company disclosed that it had formed the Special Committee to evaluate Strategic Alternatives and thar the Special Committee had engaged Canaccord Genuity Corp. (“Canaccord”) as its financial advisor.

On January 22, 2023, the Special Committee received a preliminary proposal from Mr. Allen, on behalf of Geronimo Capital, as the Collateral Agent, to settle the Debenture obligations by way of an asset transfer and share issuance. The Special Committee negotiated the terms of such settlement, which ultimately resulted in the execution of a letter of intent (the “Letter of Intent”) on March 14, 2023.

Effective March 14, 2023, Mr. Allen resigned from the Board, and, over the ensuing months, the Special Committee and Mr. Allen engaged in extensive negotiations with respect to the transaction contemplated in the Letter of Intent. An agreement regarding revised principal terms for the settlement of the Debentures, which terms are reflected in the Offer, was reached on or about August 1, 2023 and were approved by the Board. After receiving advice from Canaccord, the Special Committee determined that the Offer was in the best interests of the Company and the best Strategic Alternative for the Company, and there were no viable alternatives available on commercially reasonable terms that would be more likely to improve the financial situation of the Company as compared to the Offer, which is expected to eliminate all amounts owing pursuant to the Debentures that are tendered in the Offer and to further enhance the Company’s financial position by improving the terms of those Debentures that remain outstanding as a result of not being tendered in the Offer. For additional information see the section entitled “Section II - Background of the Offer – Reasons for the Offer – Background” in the Exchange Agreement.

8.

Related Party Transaction. Geronimo Capital is controlled by Mr. Allen, the former non-executive Chairman of the Board who held that position at the time negotiations related to the Offer were commenced and beneficially owns in excess of 10% of the Subordinate Voting Shares, as determined in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act. Mr. Allen resigned from the Board effective March 14, 2023, following execution of the Letter of Intent but prior to the negotiations that led to the agreement on revised terms reflected in the Offer. Brian Shure, the former Chief Financial Officer, and a current director of the Company, also beneficially owns in excess of 10% of the Subordinate Voting Shares, as determined in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act. Additionally, each of William Anton and Jeff Monat are independent directors of the Company and holders of Debentures, Indus Warrants and Company Warrants. As such, the Offer may be considered a “related party transaction” within the meaning of Multilateral Instrument 61-101 - Protection of Minority Shareholders in Special Transactions (“MI 61-101”) of the Canadian Securities Administrators. In the absence of exemptions, the Company is required to obtain a formal valuation for, and minority shareholder approval of, the “related party transaction.” For the Offer, the Company is relying on the exemption from the formal valuation requirements of MI 61-101 contained in Section 5.5(b) of MI 61-101 on the basis that securities of the Company are not listed on any of the specified markets set out in such section. The Company is also relying on the exemption from the minority shareholder approval requirements of MI 61-101 contained in Section 5.7(1)(e) of MI 61-101 on the basis of meeting the financial hardship exemption requirements. The Special Committee unanimously determined, acting in good faith, that given the Company’s financial circumstances as described above, the terms of the Offer are reasonable, and that the Company is eligible to rely on the exemption from the minority approval requirements of MI 61-101. For additional information see the section entitled “Section II - Background of the Offer – Reasons for the Offer – Related Party Transaction” in the Exchange Agreement.

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9.

Decision to Tender. Each Holder may elect to tender all but not less than all of their Securities for exchange. If a Holder does not elect to tender their Securities for exchange, such Holder will remain a Holder of such Securities as the same are modified pursuant to the Consent Agreement. If you are considering tendering your Securities to this Offer, please consult with your legal and tax advisors to ensure you understand the legal and tax consequences associated with your individual circumstances.

The Initial Closing is conditioned on, among other things, execution of the Consent Agreement by the requisite holders of Securities to effect certain amendments and modifications to the Securities and to the purchase agreement under which they were issued. Upon the consummation of the Initial Closing, the following amendments and modifications will become effective with respect to Securities that continue to be held by holders who do not participate in the Offer:

•	The maturity date of the Debentures will be extended by five (5) years to October 13, 2028, and the interest rate on the Debentures will be reduced to 2% per annum.
•	Upon notice from the Company, the Debentures will mandatorily convert to Class C Common Shares (the “Class C Common Shares”) of Indus at the conversion price then in effect if the closing price of the Subordinate Voting Shares has been at least equal to such conversion price for any seven consecutive trading days.
•	The exercise price applicable to the Company Warrants issued at the 2020 closing of the Debenture offering will be increased from $2.80 per share (which change in the exercise price from $0.28 is as a result of the Company Consolidation (as defined in the Exchange Agreement)), to $20.00 per share, and the exercise price applicable to the Company Warrants issued at the 2022 closing of the Debenture offering will be increased from $2.613 (which change in the exercise price from $0.2613 is as a result of the Company Consolidation), to $20.00 per share.
•	The exercise price applicable to the Indus Warrants will be increased from $261.30 (which change in the exercise price from $0.2613 accounts for the Indus Consolidation (as defined in the Exchange Agreement)) per share to $20,000.00 per share; the end date of the exercise period under the Indus Warrants will be changed from February 19, 2026 to 30 days following the date of the Initial Closing; the rights of the holders of Indus Warrants to exchange Indus Warrants for Company Warrants or underlying Indus warrant shares for Company warrant shares will be eliminated; and the right of the holders of the Indus Warrants to require that they be purchased by the Company under certain circumstances will be eliminated.

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•	All accrued and unpaid amounts due under the Debentures other than principal and all claims for non-payment thereof will be fully and finally waived and released.
•	The voting agreement entered into by the Company and the holders of Debentures (the “Debentureholders”) in connection with the 2020 closing of the Debenture offering will be terminated.
•	The operating covenants contained in the Debenture and Warrant Purchase Agreement effective April 10, 2020, as amended (the “Purchase Agreement”), among the Company, Indus and the Debentureholders will be eliminated.
•	The Debentures, Company Warrants and Indus Warrants will be amended to provide that they may not be sold, assigned, transferred, pledged or otherwise disposed of in whole or in part unless the Holder delivers a copy of the Consent Agreement.

Simultaneously with and as a condition to the Initial Closing, at the Company’s sole expense, the Collateral Agent, the Company and Indus will take such actions as are necessary to release all liens on and security interests in any assets of the Company, Indus or any of their subsidiaries in favor of the Collateral Agent or any Debentureholder.

It is contemplated that shortly following final Closing of the Offer the Brandco Operating Agreement will be amended and restated in a form proposed by the Collateral Agent (the “Amended and Restated Brandco Operating Agreement”) which, pursuant to Section 17 of the Brandco Operating Agreement, may only be amended with the written consent of holders of a majority of the Brandco membership interests held by Members (as defined in the Brandco Operating Agreement) who are not, and are not (and have not been) affiliated with, any individual or entity contemplated to act as a manager or officer of the Company or to exercise any similar authority, whether under the terms of this Agreement as so amended, by election or appointment in accordance with this Agreement as so amended or otherwise, and who are not, and are not (and have not been) affiliated with, the Collateral Agent. The Company expresses no opinion and does not intend to make a recommendation regarding any post-closing operating agreement for Brandco proposed by the Collateral Agent.

10.

Manner of Acceptance. To tender your Securities for exchange, please send us the Exchange Agreement, Consent Agreement, the Standstill Agreement and the Brandco Operating Agreement included in this packet by scanning and emailing it to Nicole Sanchez at nicole@lowellfarms.com as soon as possible. For your tender to be effective, we must receive your fully executed agreements by no later than 11:59 pm Eastern time on October 13, 2023.

11.

Withdrawal Rights. Holders who tender their Debentures and associated Company Warrants and, if applicable, Indus Warrants for exchange in the Offer may withdraw their tender as long as the Company has not already conducted an Initial Closing with respect to those Securities and written notice of the withdrawal is emailed to Nicole Sanchez at nicole@lowellfarms.com so as to be received by the Company no later than 11:59 pm Eastern time on October 13, 2023.

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12.

Extension of Offer. The Company may, in its sole discretion, extend the Offer at any time or from time to time. If the Company extends the Offer, the Company will notify you no later than 9:00 a.m. Eastern Time, on the next business day after the date the Offer was scheduled to expire.

13.

Effecting the Exchange. Subject to the terms and conditions set forth in the Offer, the Company will promptly after the Expiration Date issue the Company Share Consideration to the tendering Holders by delivering treasury directions to our transfer agent and cause Brandco to issue the Brandco Equity Consideration to the tendering Holders.

14.

Disclosure Documents. The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters. The following SEC filings made by the Company are publicly available, can be accessed on the SEC website at www.sec.gov, and are incorporated herein by reference. You are encouraged to check the SEC website for updated reports as the Company will not update this Offer to include future reports.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC March 31, 2023, which contains audited financial statements of the Company for the fiscal years ended December 31, 2022, and 2021.

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2023, and August 10, 2023.

•	Our Current Reports on Form 8-K filed with the SEC on May 3, 2023, May 11, 2023, May 23, 2023, June 28, 2023, and August 23, 2023.

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 1, 2023.

You are advised to review carefully the information set forth in the SEC filings. Any questions about their contents should be directed to the Company’s management.

If you have any questions about this Offer, please contact Mark Ainsworth by phone at 650-391-4077 or by email to mark@lowellfarms.com.

LOWELL FARMS INC.

By:	/s/ Mark Ainsworth
Mark Ainsworth, Chief Executive Officer

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Exhibit A – Exchange Agreement

LOWELL FARMS INC.

EXCHANGE INSTRUCTIONS

1.

Please complete, date and sign this Exchange Agreement (the “Agreement”), the consent agreement (the “Consent Agreement”) attached as Exhibit B to that certain Offer to Purchase dated September 17, 2023 enclosed herewith (the “Offer to Purchase”), the standstill agreement attached hereto as Exhibit C to the Offer to Purchase (the “Standstill Agreement”) and the operating agreement of Brandco (the “Brandco Operating Agreement” and, together with this Agreement, the Consent Agreement, the Standstill Agreement and the Offer to Purchase, the “Offer”). By doing so, the undersigned holder of Debentures, Company Warrants and, if applicable, Indus Warrants (the “Holder”) agrees to exchange all of their Debentures, Company Warrants and, if applicable, Indus Warrants for the Holder’s Pro Rata Share of (i) 6,849,572 newly issued Subordinate Voting Shares and (ii) 100% of the membership interests in Brandco pursuant to the Offer to Purchase.

2.	Capitalized terms used herein but not otherwise defined shall have the meanings prescribed to them in the accompanying Offer to Purchase.
3.	Please keep a copy of all completed and signed documents for your records.
4.

Please send your completed, dated and signed Agreement, Consent Agreement, Standstill Agreement and Brandco Operating Agreement to us by scanning and emailing it to Nicole Sanchez at nicole@lowellfarms.com as soon as possible. We must receive your Notice by no later than 11:59 pm Eastern time on October 13, 2023.

5.	If the exchange becomes effective the Company will countersign your Agreement, Consent Agreement and Standstill Agreement and return copies to you.

QUESTIONS: If you have any questions about this Offer, please contact Mark Ainsworth by phone at 650-391-4077 or by email to mark@lowellfarms.com.

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LOWELL FARMS INC.

EXCHANGE AGREEMENT

If you have any doubt as to the meaning or implication of any of the items in I.A, please contact Mark Ainsworth by phone at 650-391-4077 or by email to mark@lowellfarms.com.

I. HOLDER INFORMATION

A.	Holder

Name of Holder(s) of Record (Print): __________________________________________________________

Contact Person/Trustee: ___________________________________________________________________

Number of Shares Tendered for Exchange: _____________________________________________________

Address: ______________________________________________________________________________

Email Address: _________________________________________________________________________

Phone Number: _________________________________________________________________________

II. BACKGROUND OF THE OFFER

The following are the terms and conditions under which Holder will exchange his, her or its Debentures and associated Company Warrants and, if applicable, Indus Warrants.

The Debentures, Company Warrants and Indus Warrants.

The Debentures and associated Company Warrants and Indus Warrants were issued in two offerings beginning in April of 2020 and August of 2022, respectively, and their terms were subject to an adjustment as a result of the Company’s 10:1 share consolidation (the “Company Consolidation”) and Indus’s 1000:1 share consolidation (the “Indus Consolidation” and, together with the Company Consolidation, the “Consolidations”). The Debentures issued in the 2020 offering (the “2020 Debentures”) are convertible into Class C Common Shares at a conversion price of $2.00 per share (as a result of the Company Consolidation); the Class C Common Shares are in turn redeemable for 100 Subordinate Voting Shares (as a result of the Indus Consolidation) for no additional consideration. The 2020 Debentures were sold together as a unit with Company Warrants to purchase for $2.80 per share (as a result of the Company Consolidation) the same number of Subordinate Voting Shares as the number of Class C Common Shares that would be received upon conversion of the 2020 Debentures. The Debentures issued in the 2022 offering (the “2022 Debentures”) are convertible into Class C Common Shares at a conversion price of $231.30 per share (as a result of the Indus Consolidation), which are redeemable for 100 Subordinate Voting Shares. The 2022 Debentures were sold together as a unit with (i) Company Warrants to purchase for $2.613 per share (as a result of the Company Consolidation) the same number of Subordinate Voting Shares that would be received upon conversion of the 2020 Debentures and (ii) Indus Warrants to purchase for $261.30 per share (as a result of the Indus Consolidation) a number of Class D Common Shares of Indus equal to 1.5 times the number of Class C Common Shares that would be received upon conversion of the 2022 Debentures, as subsequently adjusted as a result of the Consolidations.

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Reasons for the Offer

Background

In Q4 2022, the Company began discretely canvassing several strategic parties to assess their interest in potentially acquiring all or a portion of the Company. George Allen, then the Company’s non-executive Chairman, and principal of Geronimo Capital, LLC (“Geronimo Capital”), the collateral agent for the Debentures (the “Collateral Agent”), was responsible for soliciting such strategic interest on behalf of the Company. (See “Related Party Transaction”.) This followed a decision by the Board of Directors of the Company (the “Board”) that the Company not pay its third quarter interest expense on the Debentures (which had been due on September 30, 2022), as part of an effort to preserve cash in order to maintain sufficient liquidity to continue operations. The Debentures will mature on October 13, 2023, at which time an aggregate of $22,157,416.95 in principal, together with accrued and unpaid interest will be due and payable on the Debentures.

Mr. Allen provided an update on such discussions at a meeting of the Board on November 7, 2022. At such meeting, the Board also received a presentation from the Company’s Canadian legal counsel regarding the duties and responsibilities of the Board in the context of a potential transaction, including how to manage potential conflicts, including that certain directors were also Debentureholders (as defined below). The Board then established a special committee of independent directors who were not creditors of the Company (the “Special Committee”) with a mandate to: (a) consider strategic and financial alternatives available to the Company (the “Strategic Alternatives”); (b) consult with management on the use and application of the Company’s cash resources; and (c) negotiate with the Company shareholders regarding potential amendments of outstanding debt and equity in the context of pursuing any of the Strategic Alternatives. Although Mr. Allen offered to resign from the Board as a result of the potential conflict, given the role he played in various discussions regarding Strategic Alternatives, the Board ultimately concluded that it was in the best interests of the Company for Mr. Allen to remain a member of the Board. Since he was not a member of the Special Committee, he was not involved in the decisions of the Special Committee but was able to support the Company as a member of the Board. The Special Committee subsequently interviewed a number of financial advisors with expertise in the cannabis industry to assist the committee in executing its mandate.

In the Company’s current report on Form 8-K, filed with the SEC on January 13, 2023, the Company disclosed that it had formed the Special Committee to evaluate Strategic Alternatives and that the Special Committee had engaged Canaccord Genuity Corp. (“Canaccord”) as its financial advisor.

On January 22, 2023, the Special Committee received a preliminary proposal from Mr. Allen, on behalf of Geronimo Capital, as the Collateral Agent, to settle the Debenture obligations by way of an asset transfer and share issuance. The Special Committee negotiated the terms of such settlement, which ultimately resulted in the execution of a letter of intent (the “Letter of Intent”) on March 14, 2023.

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Effective March 14, 2023, Mr. Allen resigned from the Board, and, over the ensuing months, the Special Committee and Mr. Allen engaged in extensive negotiations with respect to the transaction contemplated in the Letter of Intent. An agreement regarding revised principal terms for the settlement of the Debentures, which terms are reflected in the Offer, was reached on or about August 1, 2023 and were approved by the Board. After receiving advice from Canaccord, the Special Committee determined that the Offer was in the best interests of the Company and the best Strategic Alternative for the Company, and there were no viable alternatives available on commercially reasonable terms that would be more likely to improve the financial situation of the Company as compared to the Offer, which is expected to eliminate all amounts owing pursuant to the Debentures that are tendered in the Offer and to further enhance the Company’s financial position by improving the terms of those Debentures that remain outstanding as a result of not being tendered in the Offer.

Related Party Transaction

Geronimo Capital is controlled by Mr. Allen, the former non-executive Chairman of the Board who held that position at the time negotiations related to the Offer were commenced and beneficially owns in excess of 10% of the Subordinate Voting Shares, as determined in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act. Mr. Allen resigned from the Board effective March 14, 2023, following execution of the Letter of Intent but prior to the negotiations that led to the agreement on revised terms reflected in the Offer. Brian Shure, the former Chief Financial Officer, and a current director of the Company, also beneficially owns in excess of 10% of the Subordinate Voting Shares, as determined in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act. Additionally, each of William Anton and Jeff Monat are independent directors of the Company and holders of Debentures, Indus Warrants and Company Warrants. As such, the Offer may be considered a “related party transaction” within the meaning of Multilateral Instrument 61-101 - Protection of Minority Shareholders in Special Transactions (“MI 61-101”) of the Canadian Securities Administrators. In the absence of exemptions, the Company is required to obtain a formal valuation for, and minority shareholder approval of, the “related party transaction.” For the Offer, the Company is relying on the exemption from the formal valuation requirements of MI 61-101 contained in Section 5.5(b) of MI 61-101 on the basis that securities of the Company are not listed on any of the specified markets set out in such section. The Company is also relying on the exemption from the minority shareholder approval requirements of MI 61-101 contained in Section 5.7(1)(e) of MI 61-101 on the basis of meeting the financial hardship exemption requirements. The Special Committee unanimously determined, acting in good faith, that given the Company’s financial circumstances as described above, the terms of the Offer are reasonable, and that the Company is eligible to rely on the exemption from the minority approval requirements of MI 61-101.

Additionally, given the cost involved (which the Company is unable to bear), the Company did not obtain a fairness opinion, which would delay closing of the Offer and the Company’s plans to address its financial situation.

Terms of the Offer

Holder consideration

Each Holder who elects to participate in the Offer will receive, upon the terms and subject to the conditions of the Offer, as consideration for such Holder’s Tendered Securities such Holder’s Pro Rata Share of (i) 6,849,572 newly issued Subordinate Voting Shares and (ii) 100% of the membership interests in Brandco. As used herein, a Holder’s “Pro Rata Share” means the percentage of the total principal amount of all outstanding Debentures represented by the principal amount of the Debentures tendered by such Holder. It is a condition to the acceptance of the Offer by a Holder that such Holder tender or cause to be tendered all Debentures held by such Holder and such Holder’s Affiliates together with the associated Company Warrants and Indus Warrants.

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The Company Share Consideration will be valued at $0.30 per Subordinate Voting Share, for a total of $2,054,871.60 million of the total consideration, and the Brandco Equity Consideration will be valued at $20,102,545.35 million (or $[•] per Brandco membership interest) representing the difference between the outstanding principal amount of the Debentures and the portion of the Aggregate Consideration paid in Subordinate Voting Shares. The value of the Brandco Equity Consideration is based on the pending assignment by the Company to Brandco of the trademarks, logos and additional identifying marks related to the Company’s “Lowell Herb Co.” and “Lowell Smokes” brands and the use of the designation “35s” in connection with such trademarks and tradenames as further described below.

Lowell Smokes and 35s – Pursuant to an assignment agreement to be entered into concurrently with the Initial Closing, the Company will assign to Brandco the trademarks, logos and additional identifying marks related to the Company’s “Lowell Herb Co.” and “Lowell Smokes” brands and the use of the designation “35s” in connection with such trademarks and tradenames. The Company will also assign to Brandco its existing license agreements for the Lowell Smokes brand with Ascend Wellness LLC in Illinois and Massachusetts, Schwazze in Colorado and New Mexico and The Pharm in Arizona.

Benefits to the Company

Waiver of Outstanding Principal, Fees, Interest and Default Interest: Pursuant to, and as specified in further detail in, the Consent Agreement, all obligations and liabilities of (a) the Company and Indus, (b) the respective subsidiaries of the Company and Indus, (c) the officers, directors, managers, shareholders, partners, members, employees, agents and representatives of the persons described in (a) and (b) and (d) the predecessors, successors and assigns (including the heirs, estates and personal representatives) of each of the foregoing (individually, a “LF Party” and collectively, the “LF Parties”) accruing prior to the date of such agreement under or with respect to the Debentures that have not heretofore been paid or satisfied, including all obligations and liabilities for interest, default interest and fees and all claims related to any prior default or nonpayment (but for the avoidance of doubt excluding solely the obligation to pay principal in accordance with the terms of the Debentures as hereby amended), will be fully and finally waived and released.

Amendments to Securities and Agreements: Pursuant to, and as specified in further detail in, the Consent Agreement, and taking into account the Consolidations: (a) the non-tendered Debentures will be amended to (i) extend their maturity date from October 13, 2023 to October 13, 2028; (ii) reduce the interest rate from 5.5% per annum to 2% per annum, and (iii) add a provision that, upon notice from the Company, the Debentures will mandatorily convert to Subordinate Voting Shares at the conversion price then in effect if the closing price of the Subordinate Voting Shares has been at least equal to such conversion price for seven consecutive trading days; (b) the exercise price applicable to the Company Warrants will be increased from $2.80 per share, in the case of the Company Warrants issued at the 2020 closing of the Debenture offering, or $2.613, in the case of the Company Warrants issued at the 2022 closing of the Debenture offering, to $20.00 per warrant share; and (c) the exercise price applicable to the Indus Warrants will be increased from $261.30 per warrant share to $20,000.00 per warrant share; the end date of the exercise period under the Indus warrants will be changed from February 19, 2026 to 30 days following the Initial Closing; and the right of the holders of the Indus Warrants to require that they be purchased by the Company under certain circumstances will be eliminated. In addition, the voting agreement entered into by the Company and the Debentureholders in connection with the 2020 closing of the Debenture offering will be terminated and the operating covenants contained in Purchase Agreement among the Company, Indus and the Debentureholders will be eliminated.

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Release of Claims: Pursuant to, and as specified in further detail in, the Consent Agreement, the LF Parties and the Collateral Agent for the Debentures and their respective officers, directors, managers, employees, principals and agents, will be released, from any and all litigations, claims, causes of action, investigations, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever (including for indemnification, advancement or contribution), whether presently known or unknown, at law or in equity, that are based on, arise from or relate to any acts, omissions, facts, events or circumstances occurring or existing at or prior to the applicable Closing.

Release of Security Interests: Pursuant to, and as specified in further detail in, the Consent Agreement, simultaneously with and as a condition to the Initial Closing, Geronimo Capital (as the Collateral Agent), the Company and Indus will, at the Company’s sole expense take such actions as are necessary to release all liens on and security interests in any assets of the Company, Indus or any of their subsidiaries in favor of the Collateral Agent or any Debentureholder.

Amendment of the Brandco Operating Agreement: It is contemplated that shortly following the final Closing of the Offer the Brandco Operating Agreement will be amended and restated in a form proposed by the Collateral Agent (the “Amended and Restated Brandco Operating Agreement”) which, pursuant to Section 17 of the Brandco Operating Agreement, may only be amended with the written consent of holders of a majority of the Brandco membership interests held by Members (as defined in the Brandco Operating Agreement) who are not, and are not (and have not been) affiliated with, any individual or entity contemplated to act as a manager or officer of the Company or to exercise any similar authority, whether under the terms of this Agreement as so amended, by election or appointment in accordance with this Agreement as so amended or otherwise, and who are not, and are not (and have not been) affiliated with, the Collateral Agent.

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Standstill Agreement: Each Holder who elects to tender their Securities pursuant to the Offer will execute a Standstill Agreement, pursuant to which the Holder will agree that it will not, for a period ending on the first anniversary of the final Closing, unless approved in advance by writing by the Board in its sole discretion, (a) acquire sole or shared beneficial ownership (including by forming or as part of a “group” with any other party) of any additional Subordinate Voting Shares or other equity securities of the Company or any of its subsidiaries or of any securities or rights convertible into or exercisable or exchangeable for Subordinate Voting Shares or other equity securities of the Company; (b) make any statement or proposal to the Board or any of the Company’s stockholders regarding, make any public announcement or proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities and Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries; (iii) any acquisition of any of the Company’s or any of its subsidiaries’ loans, debt securities, or assets; (iv) any proposal to seek representation on the Board or otherwise seek to control or influence the management, Board or policies of the Company or any of its subsidiaries, or any transaction that if consummated would result in a change in the composition of the management or Board or similar body of the Company or any of its subsidiaries or a change in the ownership of or rights in the assets or securities of the Company or any of its subsidiaries; (v) any request or proposal to waive, terminate or amend any provisions of this Agreement; or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of the Standstill Agreement; or (c) instigate, encourage or assist any third party (including by forming or as part of a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions restricted as described above or take any action that would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions restricted as described above.

California License Agreement: At the closing, Brandco will enter into a license agreement with Indus pursuant to which Brandco will provide Indus with an exclusive license in the State of California (the “Territory”), for an initial 5-year term and up to three 5-year extension terms, of the right to use the trademarks, tradenames and logos related to the “Lowell Herb Co.” and “Lowell Smokes,” brands and the use of the designation “35s” in connection with such trademarks and tradenames in connection with (i) the development, cultivation, extraction, processing, preparation, manufacturing and packaging within the Territory (and outside the Territory, provided that (A) such activities outside the Territory do not conflict with the license agreements assigned by the Company to Brandco and (B) the applicable products can be transferred to the Territory in compliance with applicable law and are marketed, sold and distributed solely within the Territory) and (ii) the marketing, sale and distribution solely within the Territory of cannabis products, including without limitation flower, vape pens, oils, extracts, edibles, tinctures and pre-rolled products. Each extension term is conditioned on Brandco and Indus, each acting reasonably, reaching agreement on minimum quarterly revenue requirements for such extension term. For so long as the license agreement remains in effect, Indus will have a right of first refusal with respect to any transaction proposed to be entered into by Brandco involving the sale, exclusive licensing or other disposition all or a substantial portion of Brandco’s intellectual property related to the “Lowell” or “35s” product designation (other than a change of control of Brandco or a sale of all or substantially all of its assets at a time when Brandco’s business encompasses substantial business activities beyond those relating to the “Lowell” brand and the “35s” product designation).

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III. ADDITIONAL TERMS AND CONDITIONS

Agreement to Exchange and Subscribe. The undersigned Holder hereby agrees to sell, convey, transfer and assign to the Company effective as of the applicable Closing, free and clear of all liens, pledges, and encumbrances any kind, all of the Holder’s Debentures, Company Warrants and, if applicable, Indus Warrants (which the Holder represents are as set forth on the signature page hereto, but which sale, conveyance, transfer and assignment will not be affected by any inaccuracy in the information set forth on the signature page hereto) in exchange for the Holder’s Pro Rata Share of the Aggregate Consideration (such exchange is referred to herein as the “Exchange”).

Conditions to Exchange. If the Holder wishes to participate in the Exchange, the Holder must execute and return this Agreement, the Standstill Agreement, the Consent Agreement and the Brandco Operating Agreement to the Company by 11:59 pm Eastern Time on October 13, 2023 (the “Expiration Date”). Subject to its right to withdraw its tender in the Exchange, (i) on the date of the applicable Closing, the Holder shall be obligated to consummate the Exchange on the terms of the Offer; and (ii) by executing the signature pages of this Agreement, the Consent Agreement, the Standstill Agreement and the Brandco Operating Agreement, the Holder will be bound by the terms and conditions thereof.

Company’s Acceptance. If the Offer is consummated and the Company countersigns this Agreement, promptly after the Expiration Date, the Company shall deliver treasury directions to the Company’s transfer agent to issue the Company Share Consideration and shall cause Brandco to issue the Brandco Equity Consideration to the Holder, and the Holder shall execute all such other documents as the Company may determine are reasonably necessary to convey the Securities to the Company and otherwise to consummate the Offer.

Taxpayer Identification Number; No Backup Withholding. Under penalty of perjury, the Holder certifies (i) that the taxpayer identification number being supplied herewith by Holder is Holder’s correct taxpayer identification number, and (ii) that Holder is not subject to backup withholding under Section 3406(a)(1)(c) of the Internal Revenue Code. (If Holder cannot make this representation, please contact the Company).

Representations and Warranties of Holder. Holder hereby acknowledges, represents, warrants to the Company as follows:

•	Holder has the right, power, legal capacity and authority to enter into and perform Holder’s obligations under this Agreement, the Consent Agreement, the Standstill Agreement and the Brandco Operating Agreement; and no approvals or consents are necessary in connection with it. All of the Securities owned by Holder are owned free and clear of liens, pledges or encumbrances of any kind.

•	Upon the Company’s acceptance of this Agreement, the satisfaction of the other conditions to the effectiveness of the Exchange and the Holder’s right to withdraw its tender, the Securities owned by Holder will be validly transferred to the Company free and clear of liens, pledges or encumbrances of any kind.

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•	Holder has been furnished all materials relating to the Company and its proposed activities the Holder has requested. Holder has carefully reviewed the Offer to Purchase, this Agreement, the Consent Agreement, the Standstill Agreement, the Brandco Operating Agreement and the SEC filings incorporated by reference herein and has had the opportunity to discuss with Company representatives any questions Holder may have had as to such materials, the Company, the business of the Company, or any other matters. Holder understands the risks of this investment, as described in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, our Quarterly Report on Form 10-Q for the period ended March 31, 2023 filed with the SEC on May 12, 2023, and our Quarterly Report on Form 10-Q for the period ended June 30, 2023, filed with the SEC on August 10, 2023. In deciding to participate in the Exchange, Holder has not relied on any statements or information other than those contained in this Agreement, the Offer to Purchase, the Consent Agreement, the Standstill Agreement, the Brandco Operating Agreement and the SEC filings incorporated by reference. Holder has been advised to consult with Holder’s own legal, accounting, tax, investment and other advisors in connection with risks and consequences associated with investing in the Company. In deciding to participate in the Exchange, the Holder has not relied on any statement or information provided by the Collateral Agent.

•	Holder acknowledges and understands that the Company Share Consideration and the Brandco Equity Consideration have not been registered under the Securities Act or any state securities act and are being offered and sold under the exemption from registration provided for in Section 4(a)(2) of the Securities Act and/or under Rule 506(b) of Regulation D promulgated thereunder and on a basis which is exempt from the prospectus requirements of Canadian securities laws, and that this transaction has not been reviewed by, passed on, or submitted to, any federal, state or provincial agency or self-regulatory organization.

•	Holder agrees to the placement of a legend on any certificate or other document evidencing ownership of the Company Share Consideration, or the Brandco Equity Consideration subscribed for hereby stating that such securities have not been registered under the Securities Act (and a stop transfer may be placed with respect thereto).

•	Holder is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and acknowledges that the Company Share Consideration and the Brandco Equity Consideration are being offered only to “accredited investors”.

•	Holder understands and acknowledges that this Offer constitutes a related party transaction for the reasons outlined in Section II - Background of the Offer – Reasons for the Offer – Related Party Transaction.

•	Holder understands that the Company Share Consideration and the Brandco Equity Consideration are being issued pursuant to the Offer have no redemption rights and there are substantial restrictions on the transferability. As such, the Holder may have to bear the economic risk of the investment in such securities for an extended period of time. Holder represents Holder has adequate means of providing for their current needs and personal contingencies and has no need for liquidity in this investment.

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•	Holder acknowledges that neither the Company, Brandco nor any of their respective employees, officers, directors or agents has offered to sell the Company Share Consideration or the Brandco Equity Consideration to Holder by means of any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio, or the Internet, or the solicitation by a person not previously known to the Holder in connection with investments in securities generally. The Holder acknowledges that the Offer is not being made in conjunction with any offering of securities that the Company has previously made.

•	The Holder agrees promptly to notify the Company should the Holder become aware of any change in the information set forth in the representations. The Holder is advised that, by law, the Company may be required to disclose the identity of the Holder to OFAC (as defined below).

•	The foregoing representations and warranties shall survive the execution of this Agreement and the applicable Closing.

Representations and Warranties of the Company. The Company represents and warrants to the Holder that the following are true and correct as of the date of the acceptance of this Agreement:

•	The Company is a corporation duly formed, validly existing and in good standing under the laws of the Province of British Columbia, Canada and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it required such licensing or qualification. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform the Agreement, and to issue, sell and deliver the Company Share Consideration.

•	Brandco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it required such licensing or qualification. Brandco has the limited liability company power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted and to issue, sell and deliver the Brandco Equity Consideration.

•	The execution and delivery by the Company of this Agreement, the Consent Agreement and the Standstill Agreement, the performance by the Company of its obligations hereunder and thereunder, and the issuance, sale and delivery of the Company Share Consideration have been duly authorized by all requisite Company action. Upon issuance of the Company Share Consideration, the shares shall be free and clear of all liens, charges, claims and encumbrances imposed by or through the Company.

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•	The issuance, sale and delivery of the Brandco Equity Consideration has been duly authorized by all requisite Brandco action. Upon issuance of the Brandco Equity Consideration, the membership interests shall be free and clear of all liens, charges, claims and encumbrances imposed by or through Brandco.

•	This Agreement, when duly executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

•	No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of the Agreement, the issuance, sale and delivery of the Company Share Consideration or the Brandco Equity Consideration or, other than any filings that may be necessary pursuant to U.S. federal securities laws, state securities laws or Canadian securities laws (all of which filings, if required, have been or will be made by the Company, on a timely basis), in connection with the sale of the Company Share Consideration or the Brandco Equity Consideration.

•	The foregoing representations and warranties shall survive the execution of this Agreement and the applicable Closing.

Indemnification. Holder agrees to indemnify and hold harmless the LF Parties and the Collateral Agent for the Debentures, and their respective officers, directors, managers, employees, principals and agents, from and against any and all loss, liability, claims, damage, and expense (including any expense reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) related to any false representation or warranty or any breach of agreement by Holder contained herein or in any other document furnished by the Holder to the Company or any of its affiliates (including Brandco) in connection with the Offer or the Exchange.

Agreement Binding on Holder’s Successors. The representations, warranties and agreements in this Agreement shall be binding on Holder’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the Company.

USA Patriot Act Representations. Holders are directed to review the OFAC website at www.treas.gov.ofac before making the following representations. The Holder represents that the amounts contributed by it to the Company were not and are not directly or indirectly derived from activities that may contravene federal, state or international laws and regulations, including anti-money laundering laws and Federal regulations and executive orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transaction with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found at the OFAC website. In addition, the programs administered by OFAC prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

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Holder hereby represents that, to the best of Holder’s knowledge, neither of:

•	the Holder,

•	any person controlling or controlled by the Holder,

•	if the Holder is a privately held entity, any person having a beneficial interest in the Holder, or

•	any person for whom the Holder is acting as agent or nominee in connection with this investment,

•	is a country, territory, individual, or entity named on the OFAC list, nor is a person or entity prohibited under the OFAC programs.

Governing Law. This Agreement shall be governed by the laws of the Province of British Columbia without giving any effect to conflicts of law principles.

Arbitration. Any controversy between Holder and the Company based on, arising from or related to the Company, this Agreement, the Consent Agreement, the Standstill Agreement, the Offer or the Exchange will be submitted to arbitration on the request of any party to any such controversy in [•]. The arbitration will comply with and be governed by the provisions of the commercial arbitration rules of the American Arbitration Association and no party to any such controversy shall be entitled to any punitive damages. Judgment may be entered upon any award granted in any such arbitration in any court of competent jurisdiction in the county and state in which the Company maintains its principal office at the time the award is rendered. By signing this Agreement, Holder agrees to waive their right to seek remedies in court, including any right to a jury trial; provided, however, that nothing in this paragraph will constitute a waiver of any right any party to this Agreement may have to choose a judicial forum to the extent such a waiver would violate applicable law.

Confidentiality. By accepting delivery of this proposed agreement, you acknowledge and agree that all of the information contained herein, except the information contained in publicly available sources, including but not limited to the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K is of a confidential nature. You further acknowledge that this proposed agreement has been furnished to you for the sole purpose of determining whether to participate in the Exchange and make an investment in the Company and Brandco. You agree that you will treat such information in a confidential manner, will not use such information for any purpose other than evaluating a proposed investment, and will not, directly or indirectly, disclose or permit your agents, representatives or affiliates to disclose any of such information without the prior written consent of the Company. You also agree to make your agents, affiliates and representatives aware of the confidential nature of the information contained herein and the terms of this paragraph including your agreement to not disclose such information and to be responsible for any disclosure or other improper use of such information by such agents, affiliates or representatives. Likewise, without the prior written consent of the Company, you agree that you will not, directly or indirectly, make any statements, public announcements, or other release or provision of information in any form to any trade publication, to the press or to any other person or entity whose primary business is or includes the publication or dissemination of information related to the subject matter of this proposed agreement. If you decide not to pursue further investigation of the Company, you agree to promptly return this proposed agreement and any accompanying documentation (and all copies thereof) to the Company upon request.

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IV. SIGNATURE

Holder hereby sells, conveys, transfers and assigns to the Company, effective as of the date of the relevant Closing, in exchange for Holder’s Pro Rata Share of the Aggregate Consideration and on the terms and subject to the conditions set forth in the Offer, all of Holder’s Debentures, Company Warrants and, if applicable, Indus Warrants. Holder represents and warrants to the Company that it is the holder of the following Debentures, Company Warrants and Indus Warrants:

______________________ Debentures _______________________ Company Warrants _______________________ Indus Warrants

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IN WITNESS WHEREOF, the undersigned has executed this Exchange Agreement as of the date set forth below.

Date: ___________________________________________

Holder: _________________________________________
Signature (if purchasing as Joint Tenants, both must sign)

Holder: __________________________________________

Print Name(s): _____________________________________
ACCEPTED: LOWELL FARMS INC.

By:		Date: __________________________________________
Mark Ainsworth, CEO

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CONSENT AGREEMENT

September 17, 2023

Reference is made to the Debenture and Warrant Purchase Agreement effective April 10, 2020 (the “Original Purchase Agreement”) by and among Indus Holding Company, a Delaware corporation (the “Company”), Lowell Farms Inc., a British Columbia corporation (“Parent”) and the purchasers signatory thereto, as amended by the First Amendment to Debenture and Warrant Purchase Agreement dated as of August 17, 2022 (the “Purchase Agreement Amendment”), by and among the Company, Parent and the purchasers signatory thereto (as so amended, the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement or, if not defined in the Purchase Agreement, in the exhibits thereto.

In consideration of the mutual promises contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and acknowledging that the Company and Parent are taking actions to their detriment in reliance hereon, the undersigned Purchaser (the “Purchaser”) and Geronimo Capital, LLC, as Collateral Agent, hereby agree as follows, which agreements shall be effective (a) with respect to Section 5, immediately, (b) with respect to Section 1(h), as of January 1, 2023 upon the execution of counterparts of this Agreement by the requisite Investors (as defined in the Voting Agreement) and other parties, (c) with respect to Section 1(i), subject to the effectiveness of the amendment provided for in Section 1(g), as of January 1, 2023 upon the execution of counterparts of this Agreement by the requisite Investors and other parties and (d) otherwise, subject to execution of counterparts of this Agreement by the requisite holders of Debentures, Warrants or Company Warrants, as applicable, and other parties (x) upon (i) the consummation of initial closing (the “Initial Closing”) of the transactions (the “Transactions”) contemplated by that certain Offer to Purchase Convertible Debentures and Warrants of Indus Holding Company and Warrants of Lowell Farms Inc. dated as of September 17, 2023 (the “Offer to Purchase”) and (ii) without limitation of the other conditions to the Initial Closing under the Offer to Purchase, the satisfaction of all applicable regulatory conditions (including the approval requirements of all stock exchanges and interdealer quotation systems on which the Parent Shares are then listed or quoted), as determined by the board of directors of the Company, and (y) provided that the Initial Closing occurs no later than October 31, 2023:

Section 1. Purchaser hereby consents to the following matters:

(a)	The Debentures are hereby amended as follows:

(i) The Maturity Date of the Debentures shall be October 13, 2028.

(ii) At any time after the date of the Initial Closing (as defined in that certain Consent Agreement dated September 17, 2023 among the Company, Parent and the other signatories thereto) (the “Initial Closing Date”), from and after the date that the closing price for the subordinate voting shares of Parent has been at least equal to the Conversion Price, as defined in the applicable Debenture, on each of seven (7) consecutive trading days, the Company may deliver a written notice to the Holder of such Debenture requiring that such Debenture be converted into Class C Common Shares. Effective as of the fifth (5th) business day following delivery of such notice, such Debenture shall be converted into a number of Class C Common Shares determined pursuant to the conversion formula, including the provisions for adjustment thereto, set forth in such Debenture.

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(b)

All obligations and liabilities of (a) the Company and Parent, (b) the respective subsidiaries of the Company and Parent, (c) all current and former officers, directors, managers, shareholders, partners, members, employees, agents and representatives of the Persons described in (a) and (b) and (d) the predecessors, successors and assigns (including the heirs, estates and personal representatives) of each of the foregoing (individually, a “LF Party” and collectively, the “LF Parties”) accruing prior to the date hereof under or with respect to the Debentures that have not heretofore been paid or satisfied, including all obligations and liabilities for interest, default interest and fees and all claims related to any prior default or nonpayment (but for the avoidance of doubt excluding solely the obligation to pay principal in accordance with the terms of the Debentures as hereby amended), are hereby fully and finally waived and released by Purchaser.

(c)	The definition of “Exercise Price” in each of the Warrants is hereby amended in its entirety to read as follows:

“Exercise Price” means $20.00 USD per share, subject to adjustment as provided in Section 3 hereof.

(d)	The Company Warrants are hereby amended as follows:

(i) The definition of “Exercise Period” in each of the Company Warrants is hereby amended in its entirety to read as follows:

“Exercise Period” means the time period commencing on the Initial 2022 Closing Date and ending 30 days after the Initial Closing Date (as defined in that certain Consent Agreement dated September 17, 2023 among the Company, Parent and the other signatories thereto).

(ii) The definition of “Exercise Price” in each of the Company Warrants is hereby amended in its entirety to read as follows:

“Exercise Price” means $20,000.00 USD per share, subject to adjustment as provided in Section 3 hereof.

(iii) Section 2.4 of each of the Company Warrants is eliminated and no Person shall be entitled to exercise the Expiration Put (as defined therein) or any other right or privilege to sell any Company Warrant or portion thereof to Parent, whether upon expiration of the Exercise Period, as amended hereby, or otherwise.

(e)	The Debentures, the Warrants and the Company Warrants are each amended hereby to provide as follow:

Neither this instrument nor any interest herein may be sold, assigned, transferred, pledged or otherwise disposed of in whole or in part unless the holder hereof delivers to the recipient a copy of that certain Consent Agreement dated September 17, 2023 among the Company, Parent and the other signatories thereto.

(f)	Section 6 of the Original Purchase Agreement is hereby amended in its entirety to read as follows: “[reserved]”.

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(g)	Section 3 of the Purchase Agreement Amendment is hereby amended in its entirety to read as follows: “[reserved]”.

(h)	Clause (b) of the first paragraph of Section 4.8 of the Voting Agreement is hereby amended in its entirety to read as follows: “[reserved]”.

(i)	Section 1.7 of the Voting Agreement is hereby amended in its entirety to read as follows: “[reserved]”.

(j)	Purchaser hereby consents to the termination of the Voting Agreement.

(k)

Purchaser hereby consents to the release of all liens on and security interests in any assets of Parent, the Company or any of their subsidiaries in favor of the Collateral Agent for the benefit of any holder of Debentures or otherwise supporting any of the obligations under the Debentures and instructs the Collateral Agent, Parent and the Company to take the actions described in Section 4 hereof.

Section 2. Purchaser hereby represents and warrants to, and agrees with, Company and Parent as follows:

(a)

Purchaser is the sole record and beneficial owner of the Debentures, Warrants and Company Warrants listed on Schedule I to this Agreement (the “Subject Securities”). Purchaser has not transferred any interest in the Subject Securities to any other Person and agrees not to transfer any interest in the Subject Securities to any other Person unless, from and after November 1, 2023, the Initial Closing has not been consummated.

(b)

Purchaser is the sole owner of the Released Claims, as defined in Section 3 below. Purchaser has not transferred any interest in the Released Claims to any other Person and agrees not to transfer any interest in the Released Claims to any other Person unless, from and after November 1, 2023, the Initial Closing has not been consummated.

Section 3. Effective upon the Initial Closing, Purchaser, on behalf of itself, himself or herself and its, his or her affiliates (excluding, for the avoidance of doubt, Parent, the Company or any of their current or former subsidiaries), each of their respective officers, directors, managers, shareholders, partners, members, agents, employees and the successors and assigns, as applicable, of the foregoing (the “Releasing Parties”), hereby releases, remises and forever discharges the LF Parties, and each of them, and the Collateral Agent from any and all litigations, claims, causes of action, investigations, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever (including for indemnification, advancement or contribution), whether presently known or unknown, at law or in equity, that are based on, arise from or relate to any acts, omissions, facts, events or circumstances occurring or existing at or prior to the date of this Agreement, including without limitation the matters described in Section 1(b) and any rights or claims with respect to the offering and sale of the Debentures, Warrants and Company Warrants (all of the foregoing, collectively, the “Released Claims”), provided that the release in this Section 3 shall not waive or release any rights or claims in favor of the Releasing Parties under this Agreement or, except for the matters described in Section 1(b), under the Debentures, Warrants or Company Warrants as amended hereby, and such excluded rights and claims shall not constitute Released Claims. The Releasing Parties shall not, and no one on their behalf shall, assert or file any litigation or other legal proceeding or assert any claim against any LF Party or the Collateral Agent arising out of any Released Claim. In the event that any litigation or other legal proceeding is filed or commenced or any claim is asserted against an LF Party or the Collateral Agent in breach hereof, such LF Party or the Collateral Agent, as the case may be, shall be entitled to recover its costs, fees and expenses, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such litigation or other legal proceeding or claim, from the Releasing Party. The Releasing Parties expressly waives any and all rights and benefits respectively conferred upon them by the provisions of Section 1542 of the California Civil Code, or any similar provision, right and benefit conferred by any law of any state or territory of the United States, or principle of common law. Section 1542 reads in pertinent part:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Releasing Parties acknowledge that they are fully informed and aware of their rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and have received such independent legal advice as they deem necessary with regard to the advisability thereof. The Releasing Parties further acknowledge that they have made an investigation of the facts pertaining to the releases contemplated hereby as they have deemed necessary, and, further, acknowledge that they have not relied upon any statement or representation of others in entering into this Release Agreement.

Section 4. Effective upon the Initial Closing, the Collateral Agent, Parent and the Company will take such actions as are necessary to release all liens on and security interests in any assets of Parent, the Company or any of their subsidiaries in favor of the Collateral Agent for the benefit of any holder of Debentures or otherwise supporting any of the obligations under the Debentures.

Section 5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile copies of signature pages shall be deemed executed originals. A counterpart to this Agreement may not be amended, modified or waived except in a written document executed by each of the signatories thereto. Sections 9(b), (f) and (h) of the Original Purchase Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis, as if such provisions were fully set forth herein.

Remainder of page left blank intentionally. Signature pages to follow.

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IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed as of the date set forth below.

Purchaser:

By:
Name: Title:
Dated:	, 2023

Confirmed and Agreed:

Indus Holding Company

By:

Name:

Title:

Lowell Farms Inc.

By:

Name:

Title:

Geronimo Capital, LLC, as Collateral Agent

By:

Name:

Title:

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Schedule I

Purchaser Securities

Debentures:

Warrants:

Company Warrants:

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STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement’) has been executed as of September [•], 2023, by and between Lowell Farms Inc., a British Columbia corporation (“Parent”), and the undersigned securityholder (the “Subject Party”) and will become effective upon the closing of the Offer (as defined below).

WHEREAS, the Subject Party has received subordinate voting shares of Parent (“Subordinate Voting Shares”) pursuant to that certain Offer to Purchase of Parent dated September 17, 2023 (the “Offer”) and that certain Acceptance of Offer, Payoff Acknowledgment and Direction to Collateral Agent to Release Liens executed by the Subject Party in connection therewith (collectively, the “Offer and Acceptance”); and

WHEREAS, Parent and the Subject Party have agreed to establish certain provisions with respect to the Subject Party’s acquisition of the Subordinate Voting Shares on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the covenants and undertakings set forth herein and in the Offer and Acceptance, the parties hereto agree as follows:

Unless approved in advance by writing by the Board of Directors of Parent (the “Board”) in its sole discretion, the Subject Party agrees that neither it nor any of its Representatives will, for a period of twelve months after the date of this Agreement, directly or indirectly:

acquire sole or shared beneficial ownership (including by forming or as part of a “group” with any other party) of any additional Subordinate Voting Shares or other equity securities of Parent or any of its subsidiaries or of any securities or rights convertible into or exercisable or exchangeable for Subordinate Voting Shares or other equity securities of Parent; make any statement or proposal to the Board or any of Parent’s stockholders regarding, make any public announcement or proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities and Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving Parent or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving Parent or any of its subsidiaries; (iii) any acquisition of any of Parent’s or any of its subsidiaries’ loans, debt securities, or assets; (iv) any proposal to seek representation on the Board or otherwise seek to control or influence the management, Board or policies of Parent or any of its subsidiaries, or any transaction that if consummated would result in a change in the composition of the management or board of directors or similar body of Parent or any of its subsidiaries or a change in the ownership of or rights in the assets or securities of Parent or any of its subsidiaries; (v) any request or proposal to waive, terminate or amend any provisions of this Agreement; or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including Section 1.01(a) or this Section 1.01(b); or instigate, encourage or assist any third party (including by forming or as part of a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions restricted by Section 1.01(a) or (b) or take any action that would reasonably be expected to require Parent or any of its Affiliates to make a public announcement regarding any of the actions set forth in Section 1.01(a) or (b).

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(a)

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, including its Affiliates.

(b)

“Representatives” means as to any Person, its Affiliates and its and their employees, officers, directors, partners, shareholders, agents, attorneys, accountants and advisors.

(c)

Specific Performance. The Parties agree that a breach or threatened breach of the covenants or restrictions contained in this Agreement would cause irreparable harm to Parent, and that a remedy at law for any breach or threatened breach would be inadequate and would be difficult to ascertain. Therefore, in the event of a breach or threatened breach of any of the covenants or restrictions contained in this Agreement, Parent shall have the independent right to enjoin the Subject Party from any threatened or actual activities in breach of this Agreement.

Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Parent. No failure or delay by Parent in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d)

Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia.

(e)

Severability. In the event that any provision or portion of this Agreement is determined to be unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

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Lowell Farms Inc.

By:
Name:
Title:

Subject Party:

By:
Name:
Title:
Dated:	, 2023

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LIMITED LIABILITY COMPANY AGREEMENT

OF

LF BRANDCO LLC

This Limited Liability Company Agreement (this “Agreement”) of LF Brandco LLC (the “Company”) is adopted as of September 18, 2023, by Indus Holding Company, as the sole member of the Company (the “Initial Member” and, together with the persons and entities hereafter admitted as members of the Company, the “Members”).

The Member hereby agrees as follows:

Name. The Company was formed on September 18, 2023 by the filing of a certificate of formation (the “Certificate”) of the Company in the Office of the Secretary of State of the State of Delaware pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (as amended from time to time, and any successor to such statute, the “Act”). The name of the Company is LF Brandco LLC, or such other name as the Members may from time to time hereafter designate.

Members. As of the date hereof, the Initial Member owns all limited liability company interests in the Company (the “Interests”).

Registered Office and Agent. The registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company. The Company shall maintain a principal place of business and office(s) at such place or places as the Members may from time to time designate.

Purpose. The purpose of the Company is to engage in any lawful business, purpose or activity, whether or not for profit, for which a limited liability company may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

Management. The Company shall be member-managed by the Initial Member (the “Managing Member”). The Managing Member shall have the power and authority on behalf of the Company to (a) take any action of any kind and to do anything and everything the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and (b) exercise all powers and authority of the Company in the management of the business and affairs of the Company. The Managing Member may from time to time delegate the management of the Company to designated managers and/or officers with such power and authority as the Managing Member may prescribe from time to time. The Managing Member may act by written consent signed by the Managing Member. The Managing Member may resign at any time and shall resign upon the earlier of (i) the first closing under the Offer to Purchase Convertible Debentures and Warrants of Indus Holding Company and Warrants of Lowell Farms Inc. dated as of September 17, 2023 (the “Offer to Purchase”) following which at least 90% of the membership interests have been acquired by offerees thereunder (the “Offeree Members”) and (ii) the amendment of this Agreement in accordance with Section 17 to provide for management other than by the Initial Member as Managing Member.

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Issuance of Interests. Prior to the first anniversary of the final closing under the Offer to Purchase, the Company shall not issue any Interests for consideration based on a pre-money valuation that is less than $20,102,545 (adjusted to account for net equity contributions prior to such first anniversary).

Powers. The Company shall possess and may exercise all the powers and privileges granted by the Act, all other applicable Law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary, appropriate or advisable to the conduct, promotion and attainment of the businesses purposes or activities of the Company.

Additional Contributions. The Members are not required to make any additional capital contributions to the Company.

Distributions. All distributions shall be made to the Members on a pro-rata basis in accordance with the Members’ respective Interests.

Term. The term of the Company shall be perpetual and shall continue in existence until dissolved in accordance with the provisions of the Act or of this Agreement.

Interests, Membership Units and Voting. The Interests, including the rights of the holders thereof to any and all benefits to which the holders thereof may be entitled as provided in this Agreement together with the obligations of the holders thereof to comply with all of the terms and provisions of this Agreement, are divided into units (the “Membership Units”), which Membership Units are not, and may not be, certificated, and which Membership Units are recorded in the books and records of the Company. Each Membership Unit shall have one vote on any matter submitted to a vote of Members.

Dissolution. The Company shall be dissolved and its affairs shall be wound up and terminated upon the earlier of (a) a determination of the Members to dissolve the Company in accordance with Section 10 of this Agreement and (b) the occurrence of any event causing a dissolution of the Company under the Act.

Liquidation. Upon a dissolution pursuant to Section 11 of this Agreement, the business and assets of the Company shall be liquidated in an orderly manner. The Managing Member or its designee shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidator shall determine.

Books and Records. The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act. The Members shall have complete access to all books and records of the Company at the Company’s principal office during normal business hours.

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Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

Indemnification and Expenses.

Indemnification. In addition to the payment of expenses pursuant to Section 15(b) of this Agreement, to the fullest extent permitted by applicable Law, the Company agrees to indemnify, pay and hold harmless each current or former Member and any current or former officer, director, manager, shareholder, partner, member, employee, professional advisor, agent or affiliate of the Company or any current or former Member or director of the Company or their respective affiliates, in each case, in their capacity as such (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, out-of-pocket expenses, and the fees and disbursements of counsel for such Indemnified Person in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnified Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims, which may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of any act or omission performed or omitted by such Indemnified Person on behalf of the Company or any of its subsidiaries, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person which is determined by a final, non-appealable decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s fraud, willful misconduct or knowing violation of this Agreement with respect to such acts or omission.

Expenses. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding relating to or arising out of his or her performance of his or her duties on behalf of the Company or any of its subsidiaries, or with respect to advice sought regarding his or her rights and responsibilities, or the protection of rights or interests, under this Agreement, shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified as authorized by Section 15(a) of this Agreement.

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Amendments. Prior to the first closing under the Offer to Purchase, this Agreement may not be amended except by an instrument in writing signed on behalf of the Initial Member, provided that this Agreement may be amended prior to such closing only if the transactions contemplated by the Offer to Purchase are abandoned by the Company. From and after the first closing under the Offer to Purchase, this Agreement may be amended with the written consent of holders of a majority of the Interests held by Members who are not, and are not (and have not been) affiliated with, any individual or entity contemplated to act as a manager or officer of the Company or to exercise any similar authority, whether under the terms of this Agreement as so amended, by election or appointment in accordance with this Agreement as so amended or otherwise, and who are not, and are not (and have not been) affiliated with, the collateral agent for the convertible debentures of Lowell Farms Inc., provided that (a) an amendment modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (i) such Member relative to the rights of other Members in respect of Membership Units of the same class or series or (ii) a class or series of Membership Units relative to the rights of another class or series of Membership Units, shall in each case be effective only with that Member’s consent or the consent of the Members holding a majority of the Membership Units in that class or series, as applicable, and (b) an amendment that does not (i) continue the limitations on amendments contained in the preceding clause (a), (ii) continue the limitations on the issuance of Interests contained in Section 6, (iii) implement a pro rata preemptive right in favor of the Members with respect to the issuance of additional equity interests or equity derivatives of the Company (subject to customary carve-outs), (iv) contain customary limitations on the liability of Members in connection with a “drag-along” transaction or (v) require the affirmative vote of at least a majority-in-interest of the Members to amend the provisions described in the preceding clauses (i) through (iv) shall require the consent of each Member.

Counterparts. This Agreement may be executed (including by electronic mail, in .pdf form or by any other electronic means, and including by electronically imaging a signature) in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed on behalf of the holders of a majority of the Interests.

Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

Governing Law. This Agreement, and all matters, disputes, claims, complaints, demands, suits, actions, causes of action, proceedings, litigations, administrative charges, investigations, hearings, audits, penalties, fines, assessments or arbitrations (whether in contract, in negligent tort or intentional tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the internal statutes, laws, ordinances, codes, treaties, common law, directives, orders, rules or regulations (“Laws”) of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

Authorized Person. Mark Ainsworth is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. The actions taken by Mark Ainsworth as described in the prior sentence as an “authorized person” is hereby ratified and approved in all respects.

[Remainder of Page Intentionally Left Blank]

35

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

[Signature Page to Limited Liability Company Agreement of LF Brands LLC]

36

Indus Holding Company

By
Name: Mark Ainsworth Title: Chief Executive Officer

[Signature Page to Limited Liability Company Agreement of LF Brands LLC]

37

Additional Member:

By
Name:
Title (if applicable):

38